Exhibit 10.2
__________________________________________________________________________

                 SEPARATION AND CONFIDENTIALITY AGREEMENT
___________________________________________________________________________

          THIS SETTLEMENT AGREEMENT is made by and between Mark Briggs ("Briggs"), an individual who resides at ____________________________________
________________, as well as each and every dependent, heir, executor, legal representative, and assign of Mark Briggs, and INTELLIGENT ELECTRONICS, INC. (hereinafter "IE"), a business corporation existing under the laws of the Commonwealth of Pennsylvania, having its corporate headquarters at Exton, Pennsylvania, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former.

          WHEREAS, the parties intend that Briggs' employment with IE will terminate on September 30, 1996.

          WHEREAS, Briggs and IE desire to part on an amicable basis.

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, Briggs and IE acting of their own free will and intending to be legally and irrevocably bound hereby, agree as follows:

          1. Employment Termination. Briggs agrees that his employment with IE will terminate on September 30, 1996. Upon the termination of his employment, Briggs agrees to resign from all positions with IE.

          2. Salary Continuation. Upon the termination of Briggs' employment and provided Briggs has met and continues to meet the conditions and obligations set out in this Agreement, IE agrees to pay Briggs, as salary continuation, a sum equal to his current base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) for the period October 1, 1996 to March 31, 1998. This salary continuation will be paid in equal monthly installments in the same manner and with the same federal, state and local tax withholdings as Briggs' current salary.

          3. Medical Benefit Continuation. For the period October 1, 1996 to March 31, 1998, IE will provide Briggs and his family full coverage under the Company group medical program subject to the terms of the medical plan. Any required employee contribution to the medical plan premium will be deducted from Briggs' monthly salary continuation payments. Briggs' statutory rights under COBRA to continue participation in IE's group medical coverage for a period of up to eighteen (18) months, at his own cost, shall begin on April 30, 1998. IE's obligation to continue medical coverage will cease if Briggs becomes eligible to participate in a comparable medical plan with a new employer. In this case, Briggs agrees immediately to notify IE by written notice to Evelyn Walker, Vice President of Human Resources.

          4. Stock Option. IE agrees that Briggs will, for the period October 1, 1996 to March 31, 1998, continue to vest in his stock options in accordance with the terms of his stock option agreements. Briggs' rights under the terms of his stock option shall remain exercisable up to and including April 30, 1998 or such earlier date or dates as may be set forth in any such option agreements.

          5. Other Benefits. IE agrees to extend to Briggs the following additional benefits:

               a. IE will continue to reimburse Briggs for the cost, not to exceed $250 per month, of one cellular phone to be used by Briggs for the period October 1, 1996 to March 31, 1998. Briggs shall submit his monthly statements for reimbursement to Evelyn Walker, Vice-President of Human Resources;

               b. IE will provide Briggs reasonable access, as determined by IE, to administrative support services for the period October 1, 1996 to March 31, 1998.

          6. Precondition. It is specifically agreed that Briggs shall not be entitled to salary continuation, medical coverage and the other benefits provided in this Agreement unless he remains employed by IE until at least September 30, 1996. However, if Briggs' employment is terminated before September 30, 1996 by IE for any reason other than for cause as defined in Paragraph 7 below, Briggs shall be entitled to the salary continuation and other benefits of this Agreement and shall also be bound by the full terms of this Agreement.

          7. Termination for Cause. In the event Briggs is terminated for cause as defined in this paragraph before September 30, 1996, IE shall not be obligated to provide the salary continuation or other benefits set out in this Agreement. "Cause" shall include the commission of a crime, willful misconduct or neglect of duties, and gross negligence.

          8.   Confidentiality.

               (a) Briggs agrees that he will not disclose or use for his direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of IE. In general, "Confidential Information" means any and all proprietary information of IE, whether any information relating to computer codes or instructions (including source and object code listings, logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts; layouts; flowcharts; specifications; know-how; any associated programmer, user or other manuals or other like textual materials (including any other data and materials used in performing Briggs' duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations; designs; interfaces; research; processes; inventions; products; methods; marketing sales and distribution data, methods, plans and efforts; IE's relationship with actual and prospective customers, contractors and suppliers; any other materials prepared by Briggs or other employees in the course of, relating to or arising out of their employment, or prepared by any other contractor for IE or its customers; and any other materials that have not been made available to the general public.

               (b) Briggs agrees that he will, effective the date of his employment termination: (i) discontinue all use of Confidential Information; (ii) return to IE all material furnished by IE that contains Confidential Information; (iii) erase or destroy any Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Briggs; and (iv) remove Confidential Information from any software under the ownership or control of Briggs that incorporates or uses Confidential Information in whole or in part.

               (c) Briggs agrees to return to IE on the effective date of his employment termination, any documents, records, notebooks, files, correspondence, reports, memorandum, personal property owned by IE, or any other documents and material whatsoever relating to the business of the Company. He also agrees that he will not make, retain, remove or distribute any copies of any of the foregoing.

          9.   Covenant Not to Compete.

               (a) For a period of 18 months from September 30, 1996, Briggs shall not, whether directly or through any subsidiary or affiliate, engage or become interested in (as owner, stockholder, partner, co-venturer, director, officer, executive, agent, lender, consultant, or otherwise) any of the following companies or related entities (including parent, subsidiary, affiliate, division, and successor): (1) Merisel Inc.;
(2) Tech Data Corp.; (3) Microage Inc.; (4) Ingram Micro, Inc.; (5) Inacom Corp.; (6) CompuCom Systems, Inc.; (7) Vanstar; and (8) Entex Information Services, Inc.

               (b) For a period of 18 months from September 30, 1996, Briggs shall not, directly or indirectly, influence or attempt to influence any supplier, customer or potential customer of IE or any of its subsidiaries or affiliates to terminate or modify any written or oral agreement or course of dealing with IE or any of its subsidiaries or affiliates.

               (c) For a period of 18 months from September 30, 1996, Briggs shall not, directly or indirectly, employ or retain, or arrange to have any other person or entity employ or retain, any person employed or retained by IE or any of its subsidiaries or affiliates as an executive, employee, consultant or agent. In addition, for a period of 18 months from September 30, 1996, Briggs shall not, directly or indirectly, influence or attempt to influence any such person to terminate or modify his or her employment or agency arrangement with the Company or any of its subsidiaries or affiliates.

          10. Confidentiality of Terms. Briggs agrees that the terms of this Separation and Confidentiality Agreement shall remain completely confidential, and he will not hereafter disclose any information concerning this Agreement and the General Release to anyone except: (a) his spouse and family; (b) his personal attorney, if any; (c) his personal financial and/or tax advisors; (d) taxing authorities and (e) as otherwise may be required by law or court order. Briggs further understands that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not disclose it to others, except as may otherwise be required by law or court order. Before the date of his resignation, Briggs agrees not to disclose his intent to resign to employees of IE or third parties. After his resignation and in response to any inquiries by employees of IE or third parties concerning any of the terms of this Agreement, Briggs agrees to state only that he resigned his employment.

          11. Waiver and Release of Claims. Briggs completely releases, relinquishes, waives and discharges IE, its officers, directors, employees, agents, successors and assigns from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which he may have or claim to have against IE as of the date of the signing of this Release arising out of or in any way related to his employment with the Company or the termination of that employment. Briggs agrees that he has executed this Release on his own behalf, and also on behalf of his heirs, agents, representatives, successors and assigns. This release includes, but is not limited to, a release of any rights or claims he may have under:

               (a) the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

               (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

               (c) the Americans with Disabilities Act which prohibits discrimination on the basis of a covered disability;

               (d) the Employer Retirement and Income Security Act, which prohibits discrimination on the basis of entitlement to certain benefits;

               (e) any other federal, state or local laws or regulations prohibiting employment discrimination;

               (f)  breach of any express or implied contract claims;

               (g) wrongful termination or any other tort claims, including claims for attorney's fees, whether based on common law, or otherwise.

Briggs understands, however, that by signing this release, he does not waive rights to: (a) claims arising under any applicable worker's compensation laws; (b) any claims which the law states may not be waived; and (c) his vested rights under the regular employment benefit plans of the Company, in effect as of the date this Agreement.

          12. Indemnification. To the extent permitted by law, IE agrees to defend, indemnify and hold Briggs harmless against any threatened or pending actions or proceedings, whether brought by a third party or as a derivative action, by reason of the fact that Briggs was an officer or representative of IE acting within the scope of his employment.

          13. Cooperation in Defending Legal Actions. Briggs understands that he will not in the future voluntarily assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against IE, its directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against IE, its directors, officers, employees or affiliates, or to voluntarily participate or cooperate in any such action or proceeding, except as such waiver is specifically prohibited by statute. Briggs also agrees that he will cooperate with and assist IE in its defense of any such action or proceeding. This Agreement shall not preclude Briggs from testifying in such an action or proceeding if he is compelled to do so pursuant to a subpoena or other court order. However, Briggs expressly agrees that he will provide written notice addressed to the attention of Barry M. Abelson, Esquire, Pepper, Hamilton & Scheetz, 3000 Two Logan Square, Phila-delphia, PA 19103 (Fax No. 215-981-4750) if he should receive, by service or otherwise, a notice, subpoena or other court order or any other written request seeking or requiring him to testify or otherwise participate in or assist in any action or proceeding against IE, such notice to be so provided within 24 hours of each such receipt by Briggs or anyone acting on his behalf.

          14. Essential Terms. Briggs acknowledges and agrees that the covenants set forth in Paragraphs four (4) through eleven (11), hereof are essential terms of this Settlement Agreement. In the event of breach of these terms, IE shall be entitled to recover a sum equivalent to that paid pursuant to paragraph 2, as well as any other damages resulting from the breach.

          15. Arbitration of Disputes Under this Agreement. The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to arbitration in Denver, Colorado under, and in accordance with, the rules and procedures of the American Arbitration Association. In any such proceeding, the prevailing party shall be entitled to an award of reasonable attorneys' fees.

          16. Enforcement. All remedies at law and equity shall be available for the enforcement of this Agreement incorporated by reference herein. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Briggs' employment with IE and/or the termination thereof.

          17.  Opportunity to Review and Right to Revoke.
Briggs hereby acknowledges that he is acting of his own free will, that he has been afforded twenty-one (21) days to read and review the terms of this Agreement, that he has had an opportunity to seek the advice of counsel, and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects. Briggs also acknowledges that he has seven (7) days following his signing of this Agreement to revoke this Agreement in which case IE will have no objection to make any payment to him.

          18. Contractual Effect. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their heirs, executors, successors, administrators and assigns.

          IN WITNESS WHEREOF, Briggs and IE each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.

/s/ Mark Briggs
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Mark Briggs                          Witness: /s/ Carey Kiley
                                              --------------------------

Date:  March 13, 1996



On behalf of INTELLIGENT ELECTRONICS, INC.:


By: /s/ Richard D. Sanford           Witness: /s/ Carey Kiley
    ---------------------------               --------------------------
Title: CEO

Date:  March 13, 1996